Exhibit 99.1

May 13, 2007	CONTACTS:

Richard FitzGerald Phone: 281-408-1203

EAGLE ROCK ENERGY PARTNERS, L.P. REPORTS QUARTERLY RESULTS

HOUSTON — Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) today reported its financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, the Partnership reported $106.8 million of revenues as compared to $96.3 million for the first quarter of 2006 and $115.7 million for the December quarter of 2006. The Partnership reported a net loss of $19.7 million for the first quarter of 2007, compared to a net loss of $15.5 million for the same period in 2006 and an $11.7 million net loss for the December 2006 quarter. Included in the net loss for the March 2007 and 2006 and December 2006 quarters were non-cash, unrealized risk management activities with an increase to net loss of $12.3 million, $15.9 million, and $4.8 million, respectively. In addition, the first quarter of 2007 was negatively impacted by the recording of an accrual of $1.4 million for an unanticipated arbitration award related to a marketing fee dispute in the Panhandle segment for a period dating prior to the assets being acquired by the Partnership.

Adjusted EBITDA for the first quarter of 2007 was $14.1 million as compared to $17.1 reduction in Adjusted EBITDA for the current period quarter from the December 2006 amount is largely attributable to impacts from the severe winter weather in the Panhandle segment during the March 2007 quarter resulting in producer well freeze offs and related operational impacts which negatively affected gathering volumes for the segment and resulting NGL equity volumes. The March 2007 quarter as compared to the December 2006 quarter had a 5% decrease in gathering volumes in the Panhandle segment and a 19% decrease in NGLs and condensate equity volumes. This volume decrease negatively impacted the adjusted EBITDA by approximately $4.7 million. Also contributing to the decrease between periods was an increase in general and administrative expense of $0.9 million due to the additional costs of being a publicly-traded partnership.

Operating costs were considerably reduced by $1.1 million in the current period as compared to December 2006 levels reflecting the initial benefits of the cost management initiatives announced in January.

The Tyler County Pipeline extension was placed in service at the end of the March 2007 quarter, and therefore its contribution was minimal for the quarter.

"We had a very challenging first quarter which-included winter storms and cold weather in the Texas Panhandle area that resulted in producer well shut-ins, subsequent plant downtime and reduced volumes," said Alex Bucher, president. "The weather impact lasted several weeks with well volumes being stabilized in the middle of March. The gas volume reduction occurred primarily in the western portion of the Panhandle segment where the NGLs and condensate composition are much greater on a unit volume basis. In our East Texas segment, we were able to complete the Tyler County Pipeline at the end of the quarter with current volumes flowing at better than expected levels."

Segment profit for the current year first quarter is $16.1 million as compared to $4.3 million for the prior year first quarter and $27.0 million for the December 2006 quarter. The Segment profit decrease in the current quarter as compared to the December 2006 quarter resulted primarily from the reduced volumes caused by the weather related impacts during the current quarter and unfavorable change in non-cash, unrealized risk management activities recorded in revenues in the current period.

"While the first quarter operating results were disappointing, there were several positive items in the quarter that are creating momentum for us," stated Joseph A. Mills, chief executive officer and chairman. "We started to see favorable movement in commodity prices that has continued in the second quarter. We completed the Tyler County Pipeline project with better than expected throughput and additional gathering prospects identified in the immediate area"

"Total gathering volumes toward the end of the quarter for both segments were a record for the Partnership. Operating cost management initiatives continue to show very good progress as our costs compared quite favorably to those from the past two quarters. The expected start up of our 20 Mmcf/d Red Deer processing plant in the Texas Panhandle by the end of the second quarter will contribute significantly in the second half of the year. Producer drilling activities continue to be strong in the Panhandle and East Texas areas," continued Mills. "With the recent closing of the Laser and Montierra acquisitions, both of which are not reflected in this quarter's numbers, as well as the associated private equity transaction and credit facility revolver expansion, we are in a position to actively grow the company, both through acquisition and organic capital growth. We are starting to see many opportunities to fuel the next level of growth for Eagle Rock, Our gathering and processing and oil and gas production business lines will offer acquisition opportunities as well as additional organic growth projects. We are very focused on the transition and integration of the new operations as well as identifying the next set of growth opportunities. We are now a much larger and financially stronger company with significant available borrowing capacity. Our pro forma 2007 EBITDA, adjusting for our recent acquisitions' expected contribution as if both transactions occurred at the beginning of the year, should be $115- $120 million based on our current asset base."

Eagle Rock will host a conference call to discuss financial results on Monday, May 14, 2007, at 10 a.m. CT (11 a.m. ET). Interested parties may listen live over the Internet or via telephone. To participate live over the Internet, access the company's Web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 866-770-7129, confirmation code 19715864. Please call five to 10 minutes prior to the scheduled start time.

An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 19069634. A replay and transcript will also be available by accessing the company's Web site.

Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

Adjusted EBITDA is defined as net income (loss) plus income tax, interest-net, depreciation and amortization expense, other non-cash operating expenses less non realized revenues risk management loss (gain) activities and less net income from discontinued operations.

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.

Eagle Rock Energy Partners, L.P.
Consolidated Statements of Operations

	Quarter Ended March 31, 2007	Quarter Ended March 31, 2006
($ in thousands)

REVENUE:
Natural gas liquids sales	$51,695	$46,704
Natural gas sales	48,272	53,281
Condensate	10,154	14,202
Gathering, compression and processing fees	4,283	2,201
Loss gain on risk management instruments	(7,642)	(20, 070)
Total Revenue	106,762	96,318
COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	$90,636	$91,991
Operations and maintenance	7,923	5,682
General and administrative	4,923	2,453
Other	1,711	-
Depreciation and amortization	11,630	9,214
Total Costs and Expenses	116,823	109,340
OPERATING LOSS:	$(10,061)	$(13,022)

Other Income (Expense):
Interest and other income	124	40
Interest and other expense	(9,567)	(2,535)
	$(19,504)	$(15,517)
LOSS BEFORE INCOME TAXES

State income tax provision	164	-

NET LOSS	(19,668)	(15,517)

Eagle Rock Energy Partners, LP,
Consolidated Balance Sheets
($ in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$2,059	$10,581
Accounts receivable	44,567	43,567
Risk management assets	5,629	13,837
Prepayments and other current assets	2,122	2,679
Total current assets	54,377	70,664

Property plant and equipment - net	569,147	554,063
Intangible assets - net	127,069	130,001
Risk management assets	14,768	17,373
Other assets	7,459	7,800
Total assets	$772,820	$779,901

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$60,813	$49,558
Accrued liabilities	13,640	7,996
Risk management liabilities	2,639	1,005
Total current liabilities	77,092	58,559

Long-term debt	405,731	405,731
Asset retirement obligations	1,905	1,819
Deferred state tax liability	1,393	1,229
Risk management liabilities	20,383	20,576

Members' equity
Common unit holders	104,402	116,283
Subordinated unit holders	162,999	176,248
General partner	(1,085)	(544)
Total members' equity	266,316	291,987
Total Liabilities and Members' Equity	$772,820	$779,901

Press Release
Supplemental Financial Information
Eagle Rock Energy Partners, L.P.
Results of Operations

($ in thousands)		Three Months Ended
	Mar 2007	Dec 2006	Mar 2006

Sales of natural gas, NGLs and condensate	$110,121	$113,909	$114,187

Gathering and treating services	4,283	4,552	2,201

Risk management instrument-realized transactions	2,999	2,180	810

Risk management instrument-unrealized	(10,641)	(4,975)	(20,880)

Total operating revenues	106,762	115,666	96,318

Purchase of natural gas and NGLs	90,636	88,699	91,991

Segment Profit	16,126	26,967	4,327

Operations and maintenance expense	7,923	9,013	5,682

General and administrative expense	4,923	4,052	2,453

Other expense	1,711	-	-

Depreciation and amortization expense	11,630	11,762	9,214

Interest- net including realized risk management instrument	7,832	7,490	7,470

Unrealized risk management interest related instrument	1,611	(136)	(4,975)

Advisory termination fee	-	6,000	-

Income tax provision	164	486	-

Net Loss	$(19,668)	$(11,700)	$(15,517)

Adjusted EBITDA	$14,093	$19,019	$17,112

GAAP to Non GAAP Reconciliations

Segment Profit reconciliation to Net Loss:

		Three Months Ended
	Mar 2007	Dec 2006	Mar 2006
Segment Profit	$16,126	$26,967	$4,327
Less
Operations and maintenance expense	7,923	9,013	5,682
General and administrative expense	4,923	4,052	2,453
Other expense	1,711	-	-
Depreciation and amortization expense	11,630	11,762	9,214
Interest- net including realized risk management instrument	7,832	7,490	7,470
Advisory termination fee	-	6,000	-
Unrealized risk management interest related instrument	1,611	(136)	(4,975)
Income tax provision	164	486	-
Net loss as reported	$(19,668)	$(11,700)	$(15,517)

Adjusted EBITDA reconciliation to Net Income Loss:

		Three Months Ended
	Mar 2007	Dec 2006	Mar 2006
Adjusted EBITDA	$14,093	$19,019	$17,112
Less
Income tax provision	164	486	-
Interest- net including realized risk management instrument	7,832	7,490	7,470
Unrealized risk management interest related instrument	1,611	(136)	(4,975)
Depreciation and amortization expense	11,630	11,762	9,214
Restricted units amortization expense	172	142
Other expense	1,711	-	40
Advisory termination fee	-	6,000	-
Plus
Risk management instrument-unrealized	(10,641)	(4,975)	(20,880)
Net loss as reported	$(19,668)	$(11,700)	$(15,517)

	Quarter Ended	Quarter Ended	Quarter Ended
	Mar 2007	Dec 2006	Mar 2006
Operational Information

Gas gathering volumes- mcf/d average
Texas Panhandle	140,034	147,927	143,664
East Texas	89,564	83,811	46,174
Total	229,598	231,738	189,838

NGLs/Condensate equity gallons
Texas Panhandle	20,058,720	24,734,938	24,307,369
East Texas	3,107,182	3,468,931	2,057,430
Total	23,165,902	28,203,869	26,364,799

Natural gas short position-mmbtu/d average
Texas Panhandle	(6,518)	(7,130)	(7,858)
East Texas	2,671	2,067	(264)
Total	(3,847)	(5,063)	(8,122)

Key Index prices - average

Oil	$58.33	$60.19	$63.41

NGL - average pricing/gallon	$1.02	$0.99	$1.02

Natural gas	$6.77	$6.56	$8.98